Exhibit 10(K)



                                                          Amended September 1999

                                  Confidential

                        Old Republic National Title Group

                           Incentive Compensation Plan


  I.  Plan Objectives

     A. Pay participants cash awards for continuous improvement of the Company's overall performance.

     B.   Provide a competitive tool to use in recruiting and retaining  skilled
          managers,   key   operating   employees   and  key   Corporate   staff
          professionals.

     C. Motivate managers and key employees in all operating locations to work together as a team to: improve productivity, control expenses and consistently increase profitability.

     D. Provide recognition and reward to individuals who have demonstrated outstanding performance.

 II.  Plan Participants

     A. Operations: Division Presidents, Region/Area managers, profit center managers and those key employees identified by their managers each year and approved by the Chief Executive Officer.

     B. Corporate Staff: President and Chief Executive Officer, Corporate Department Managers, key Corporate employees as designated by the Chief Executive Officer and other key Corporate employees as annually identified by their managers and approved by the Chief Executive Officer.

     Note: Employees covered under other ancillary commission or incentive plans are not eligible to participate in this Plan.

III.  Award Explanation

     A.   Total Incentive Pool

          1. The Total Incentive Pool is the combined Company incentive amount including the Operations Incentive Pool and the Discretionary Incentive Pool awards. The Total Incentive Pool available for annual distribution to participants will be computed as a percentage of the Company's overall improvement in operating income or loss compared to the base year, plus the base year allocation, subject to the Company attaining certain Return on Equity targets. Operating income or loss is defined as income or loss before investment income, real estate income and capital gains.

          2. The 1991 operating loss and the 1991 incentive award level, adjusted for subsequent acquisitions, dispositions and reorganizations, will be the base year loss and the base year allocation, respectively.

          3. The percentages of profit improvement used to determine the Total Incentive Pool are as follows:

               * 5% of the improvement over the base year until break-even is achieved.

               * After break-even is achieved, then the percentage of profit improvement is as follows:

                                         For Total Company
                                         -----------------
                                       Operating Income From
                                       ---------------------

                             7.50%. . . . . . $0         to $1,250,000
                             8.75%. . . . . . $1,250,000 to $2,500,000
                            10.00%. . . . . . $2,500,000 to $3,750,000
                            12.50%. . . . . . $3,750,000 to $5,000,000
                            15.00%. . . . . . over $5,000,000 with no cap
                                              on the total pool

                           * Profit reductions below the base year loss will
                             reduce the base year allocation by 10% of the decrease.

          4. The Total Incentive Pool, as calculated above, will be reduced, or eliminated, if the Return on Equity for the Old Republic National Title Group is less than the Return on Equity Target set for incentive programs by Old Republic International. This adjustment to the Total Incentive Pool shall be determined as follows:

               * If Return on Equity is less than 100% of the Return on Equity Target but greater than zero, then the Total Incentive Pool will equal the percentage of the target times the amount calculated in paragraphs 1-3 above. For example, if Return on Equity is 75% of the Return on Equity Target, then the Total Incentive Pool will equal 75% of the total from paragraphs 1-3.

               *    If Return on Equity is less than or equal to zero,  then the

                    Total Incentive Pool for the year will be zero, regardless of the amount calculated in paragraphs 1-3 above.

               * If Return on Equity is greater than or equal to the Return on Equity Target, then the Total Incentive Pool will not be adjusted and will equal the amount calculated in paragraphs 1-3.

               Return on Equity is defined as Net Income, after taxes but excluding Capital Gains and Extraordinary Items, divided by Total Shareholders' Equity from the previous year end. The Return on Equity Target shall be calculated each year as two times the mean of the five year average post tax yield on ten year and thirty year U.S. Treasury Securities for the immediately preceding five year period.

          5. The aggregate of the Operations Incentive Pools (See Section III. B.) can exceed the Total Incentive Pool. However, in the event that the incentive amounts earned and distributed to operations in any year exceed the Total Incentive Pool, then a portion of that shortfall will reduce amounts available for distribution in future years. Any unpaid balance carried forward from prior years shall be reduced first, with any remaining reduction carried forward as a charge against the subsequent years' total available incentive pool.

               The portion of any shortfall that will be treated as a reduction of future distributions is based on the Return on Equity achieved in relation to the Return on Equity Target as follows:

               * If Return on Equity is less than 100% of the Return on Equity Target but greater than zero, then the portion of the shortfall that shall reduce future distributions is equal to 100% minus the ratio of our actual Return on Equity to the Return on Equity Target. For example, if our Return on Equity is 8% and the target return on equity is 10%, then the ratio is 80%, and then 20% (100% - 80%) of the shortfall will reduce amounts available for distribution in future years.

               *    If Return on Equity is less than or equal to zero,  then the
                    entire   shortfall   shall  reduce  amounts   available  for
                    distribution in future years.

               * If Return on Equity is greater than or equal to the Return on Equity Target, then none of the shortfall shall reduce amounts available for distribution in future years.

     B. Operations Incentive Pool

          1.   Incentives will be awarded annually for designated  operations at
               three  levels:  profit  center,   reporting  group  and  Division
               President.

          2. Profit Center - The profit center incentive pool will be equal to a predetermined percentage of income for the profit center and will be distributed to the profit center managers and their key employees. The manager's share will be determined by the Region/Area Manager (if applicable) and the Division President, subject to approval from the Chief Executive Officer.

          3. Discretionary Group Award - Every reporting group will generate an additional award pool available for the group manager and staff, and to supplement certain profit center awards. A reporting group is defined as an operation or group of operations that reports to the Division President, and the award pool will be equal to a predetermined percentage of income for the group. Distribution will be discretionary and be determined by the Division President and the Chief Executive Officer.

          4. Division President - The Division President incentive pool will be equal to a predetermined percentage of income for the entire division and will be distributed to the Division Presidents and their staff. The Division President share will be determined by the Chief Executive Officer.

          5. Depending on overall Company results, with the approval of the Chief Executive Officer, Division Presidents, managers and key employees may also be eligible to receive an award from the Discretionary Incentive Pool (See Section III.C.).

          6. The award percentages, group designations and income base to be used for each of the Operation incentive pools described above will be determined by the Chief Executive Officer.

     C.  Discretionary Incentive Pool

          1. The Discretionary Incentive Pool consists of the Total Incentive Pool available for annual distribution, (See Section III. A.) less the aggregate amounts of the incentives paid to Operations, (See Section III. B.).

          2. This Discretionary Incentive Pool amount will be designated for distribution to Division Presidents, key Corporate employees and other operating employees, as approved by the Chief Executive Officer and the Compensation Committee. Any portion of this Discretionary Incentive Pool that is not distributed will be carried forward to subsequent years.

 IV.  General Rules and Conditions

     A.   The Plan year starts January 1 and ends December 31.

     B. The maximum award to any participant cannot exceed the participant's annual base salary unless approved by the Compensation Committee of the Board of Directors.

     C. Cash awards will be paid out no later than ten business days subsequent to approval by the Compensation Committee of the Board of Directors. (See IV.J.)

     D. Periodically, the Compensation Committee of Old Republic International Corporation awards blocks of stock options to various ORI profit centers. In the event blocks of stock options are awarded to Old Republic National Title Insurance Company in any year, the Chief Executive Officer, with approval of the Compensation Committee, may award stock options to key employees in lieu of cash as a portion of their incentive compensation award earned under this Plan.

     E. The Chief Executive Officer, with the approval of the Compensation Committee, can elect to pay out up to 50% of the Discretionary Incentive Pool earned in a year, even if a shortfall carry forward would reduce the award below that level. The remaining shortfall will continue to be carried forward.

     F. In case of voluntary termination, death, retirement, or disability, a participant or his estate may, upon recommendation of the Chief Executive Officer and approval of the Compensation Committee, receive an award prorated to the employee's term of employment. Otherwise, participants must be employed as of December 31 of a Plan year in order to receive an award under the Plan's payout provisions. Participants who terminate after December 31, for reasons other than fraud, embezzlement, or misconduct will receive their earned award at the time other participants are paid.

     G. During the Plan year, if a Plan Participant terminates and is replaced, the replacement may be entitled to all or a prorated share of the former participant's award, with the approval of the Chief Executive Officer.

     H. Participants who are transferred to another profit center of the Company will receive a prorated share of an award from the profit center in which the participant was employed.

     I. The Chief Executive Officer, at his discretion, may reduce amounts for annual distribution under circumstances that justify reduction, such as inadequate profit margin as well as problems with: monitoring agents, notes receivable, accounts receivable, major claims, accounting changes, recent management changes, performance issues, etc.

     J. All incentive awards are subject to approval by the Compensation Committee of the Board of Directors.

  V.  Plan Not A Contract

     A. Plan Participants are employed at-will. This Plan is not an employment contract between the Plan Participant and the Company, nor is it a guarantee of permanent or continued employment. It can be changed at any time, with or without notice to the participant, by approval of the Compensation Committee and the Chief Executive Officer.